UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.______)*


                                 PDL Biopharma, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    69329Y104
                        ------------------------------
                                 (CUSIP Number)

                                    December 31, 2010
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 69329Y104
          ---------
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 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Arrowstreet Capital, Limited Partnership
      (04-3472863)
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [  ]
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 3    SEC USE ONLY
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 4    CITIZENSHIP OR PLACE OF ORGANIZATION  Massachusetts
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              5    SOLE VOTING POWER  5,212,053
NUMBER OF     ----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER
OWNED BY      ----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  8,026,644
PERSON WITH   ----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER
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 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  8,026,644
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[   ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.7%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA
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
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 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Arrowstreet GP, Inc.
      (04-34809901)
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [  ]
------------------------------------------------------------------------------
 3    SEC USE ONLY
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 4    CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
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              5    SOLE VOTING POWER  5,212,053
NUMBER OF     ----------------------------------------------------------------
SHARES
BENEFICIALLY  6    SHARED VOTING POWER
OWNED BY      ----------------------------------------------------------------
EACH
REPORTING     7    SOLE DISPOSITIVE POWER  8,026,644
PERSON WITH   ----------------------------------------------------------------
              8    SHARED DISPOSITIVE POWER
------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  8,026,644
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[   ]
------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.7%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  CO
------------------------------------------------------------------------------

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

Item 1

    (a)  Name of Issuer:

	 PDL Biopharma, Inc.

    (b)  Address of Issuer's Principal Executive Offices:

	 932 Southwood Boulevard
	 Incline Village, Nevada  89451


Item 2

    (a)  Name of Person Filing:

	 The reporting persons are:

	 Arrowstreet Capital, Limited Partnership ("ASC")
	 Arrowstreet GP, Inc. ("ASC GP")

    (b)  Address of Principal Business Office or, if none, Residence:

	 The address of each reporting person is:

         200 Clarendon Street, 30th Floor
	 Boston, MA  02116

    (c)  Citizenship:

	 ASC		Massachusetts limited partnership
	 ASC GP	   	Delaware Corporation

    (d)  Title of Class of Securities:

	 This Schedule 13G report relates to the common stock
	 (the Common Stock) of PDL Biopharma, Inc. (the Issuer).

    (e)  CUSIP Number:

	 69329Y104

Item 3.  Description of Person Filing:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [  ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership:

    (a)  Amount beneficially owned:

	 As of December 31, 2010, ASC, in its capacity as an investment adviser, may
	 be deemed to beneficially own 8,026,644 shares of Common Stock of the Issuer
	 which are held of record by clients of ASC (the Client Shares).  ASC GP,
	 as the managing member of Arrowstreet Capital Holding LLC,  which is the sole
 	 member of Arrowstreet PBJ LLC, which is the general partner of ASC, may also
	 be deemed to beneficially own the Client Shares.  ASC GP is the ultimate
	 indirect controlling entity of ASC.


    (b)  Percent of class:

	 ASC	  5.7%
	 ASC GP	  5.7%

    (c)  Number of shares as to which the person has:


      (i)   Sole power to vote or to direct the vote:

	    5,212,053 (ASC and ASC GP)

      (ii)  Shared power to vote or to direct the vote

	    0

      (iii) Sole power to dispose or to direct the disposition of:

	    8,026,644 (ASC and ASC GP)

      (iv)  Shared power to dispose or to direct the disposition of

	    0


Item 5.  Ownership of Five Percent or Less of a Class:

	 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

	 The Client Shares are owned of record by clients of ASC.  ASC does not
	 serve as custodian or otherwise have custody of client assets.
	 Accordingly, such clients (or their custodians or trustee banks) have
	 the right to receive,or the power to direct the receipt of, dividends from,
	 or the proceeds from the sale of, such securities.  No such client is known
	 to ASC to have such right or power with respect to more than five percent of
	 this class of securities as of December 31, 2010.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

	 Not applicable


Item 8.  Identification and Classification of Members of the Group:

 	 Not applicable


Item 9.  Notice of Dissolution of a Group

	 Not applicable


Item 10.  Certification


       	 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

By: Arrowstreet PBJ LLC, its General Partner
By: Arrowstreet Capital Holding LLC, its Sole Member
By: Arrowstreet GP, Inc., its Managing Member


Dated:  February 11, 2011

By:    /s/ Vaithehi Muttulingam
Name:  Vaithehi Muttulingam
Title: Chief Compliance Officer


ARROWSTREET GP, INC.


Dated:  February 11, 2011

By:    /s/ Vaithehi Muttulingam
Name:  Vaithehi Muttulingam
Title: Chief Compliance Officer

                              JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of PDL Biopharma, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of  this 11th day of February, 2011.

ARROWSTREET CAPITAL, LIMITED PARTNERSHIP

By: Arrowstreet PBJ LLC, its General Partner
By: Arrowstreet Capital Holding LLC, its Sole Member
By: Arrowstreet GP, Inc., its Managing Member



By:    /s/ Vaithehi Muttulingam
Name:  Vaithehi Muttulingam
Title: Chief Compliance Officer



ARROWSTREET GP, INC.


By:    /s/ Vaithehi Muttulingam
Name:  Vaithehi Muttulingam
Title: Chief Compliance Officer